(1) Dr. Philippe Chambon ("Chambon"), in his capacity as a member of the investment committees of DLJCC (as defined below) and of DLJLBO (as defined below), may be deemed to beneficially own the shares as to which this Form 4 relates. Dr. Chambon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Sprout Capital IX, L.P. ("Sprout IX"), Sprout Entrepreneurs Fund, L.P. ("Sprout

Entrepreneurs"), Sprout IX Plan Investors, L.P. ("IX Plan"), Sprout Plan Investors, L.P.

("Plan Investors"), Sprout Venture Capital, L.P. ("Sprout Venture") and DLJ ESC II, L.P.

("ESC II") are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation ("DLJCC"), a Delaware corporation acts as a venture capital partnership management company. DLJCC is also the general partner of

Sprout Entrepreneurs and Sprout Venture. DLJCC is also the managing general partner of

Sprout IX and, as such, is responsible for its day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX, Sprout Entrepreneurs and Sprout Venture.

DLJ Associates IX, L.P. ("Associates IX"), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX.

DLJ Capital Associates IX, Inc. ("DLJCA IX"), a Delaware corporation, is the managing general partner of Associates IX. Dr. Chambon is a limited partner of Associates IX.

DLJ LBO Plans Management Corporation II ("DLJLBO"), a Delaware corporation, is the general partner of IX Plan and Plan Investors and, as such, is responsible for each of their day-to-day management. DLJLBO makes all of the investment decisions on behalf of

IX Plan and Plan Investors.

(2) Includes (i) 60,061 shares of Common Stock held directly by Chambon, (ii) 37,740 shares of Common Stock held directly by Sprout Venture, (iii) 993,313 shares of Common Stock held directly by Sprout IX, (iv) 4,665 shares of Common Stock held directly by Sprout Entrepreneurs and (v) 55,607 shares of Common Stock held directly by IX Plan.

(3) Pursuant to the Issuer's director compensation policy, non-employee directors may elect to receive shares of the Issuer's common stock in lieu of cash compensation payable pursuant to such policy. Payments of common stock in lieu of cash compensation are made quarterly in the amount of the total cash compensation earned by a non-employee director during such quarter divided by the closing price of the issuer's common stock on the last day of the quarter.

The closing price of the issuer's common stock on September 30, 2012, the last trading day of the quarter, was $13.21.